Exhibit 10.20

2007 CRUNCH HOLDING CORP.

STOCK INCENTIVE PLAN

FORM OF

NONQUALIFIED STOCK OPTION AGREEMENT

THIS AGREEMENT (the “Agreement”), is made effective as of                 , 2007 (the “Date of Grant”), between Crunch Holding Corp. (the “Company”) and                 (the “Participant”).

R E C I T A L S:

WHEREAS, the Company has adopted the Plan (as defined below), the terms of which are hereby incorporated by reference and made a part of this Agreement; and

WHEREAS, the Committee has determined that it would be in the best interests of the Company and its stockholders to grant the Options provided for herein to the Participant pursuant to the Plan and the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1. Definitions. Whenever the following terms are used in this Agreement, they shall have the meanings set forth below. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan.

(a) Cause: Cause shall have the same meaning ascribed to such term in any employment or severance agreement then in effect between the Participant and the Company or one of its Subsidiaries or Affiliates or, if no such agreement containing a definition of “Cause” is then in effect, shall mean a termination of employment of the Participant by the Company or any Subsidiary or Affiliate thereof due to (A) the Participant’s continued failure substantially to perform the Participant’s duties under the Participant’s employment (other than as a result of total or partial incapacity due to physical or mental illness) following written notice by the Company to the Participant of such failure; (B) theft or embezzlement of Company property or dishonesty in the performance of the Participant’s duties, (C) any act on the part of the Participant that constitutes (x) a felony under the laws of the United States or any state thereof or (y) a crime involving moral turpitude, (D) the Participant’s willful malfeasance or willful misconduct in connection with the Participant’s duties to the Company or any act or omission which is materially injurious to the financial condition or business reputation of the Company or any of its Subsidiaries or Affiliates, or (E) the Participant engages in Competitive Activity or breaches the confidentiality provisions of Section 7 hereof.

(b) Exit Option: An Option with respect to which the terms and conditions are set forth in Section 3(c) of this Agreement.

(c) Expiration Date: The tenth anniversary of the Date of Grant.

(d) Financing Default. The term Financing Default shall mean an event which would constitute (or with notice or lapse of time or both would constitute) an event of default under any of the financing documents of the Company or its Affiliates from time to time (collectively, the “Financing Agreements”) and any restrictive financial covenants contained in the organizational documents of the Company or its Affiliates.

(e) Fiscal Year: Each fiscal year of the Company (which, for the avoidance of doubt, ends on the last Sunday in December of any given year).

(f) Internal Rate of Return: The annualized effective compounded return rate (taking into account all allocations of profits and gains, net of all allocations of losses, deductions and nondeductible expenses) which is earned on the amount invested by Sponsor in the Company.

(g) Liquidity Event: The sale or sales by Sponsor, in one or a series of transactions, of at least 50% of their aggregate direct or indirect equity interest in the Company to any Person or Persons (other than an Affiliate) in which Sponsor receives cash or marketable securities.

(h) Options: Collectively, the Time Option, the Performance Option, and the Exit Option to purchase Shares granted under this Agreement.

(i) Performance Option: An Option with respect to which the terms and conditions are set forth in Section 3(b) of this Agreement.

(j) Plan: The 2007 Crunch Holding Corp. Stock Incentive Plan, as amended from time to time.

(k) Public Offering. A sale of Shares to the public in an offering pursuant to an effective registration statement filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as then in effect, provided that a Public Offering shall not include an offering made in connection with a business acquisition or combination or an employee benefit plan.

(l) Shares: The shares of common stock of the Company.

(m) Securityholders Agreement: The Securityholders Agreement to be entered into between the Company and the Participant, in a form reasonably acceptable to the Company.

(n) Termination Date. The date upon which the Participant’s employment with the Company and its Affiliates or Subsidiaries is terminated.

(o) Time Option: An Option with respect to which the terms and conditions are set forth in Section 3(a) of this Agreement.

(p) Vested Portion: At any time, the portion of an Option which has become vested, as described in Section 3 of this Agreement.

2. Grant of Options. The Company hereby grants to the Participant the right and option to purchase, on the terms and conditions hereinafter set forth, all or any part of the number of Shares subject to the Time Option, the Performance Option, and the Exit Option set forth on Schedule A attached hereto, subject to adjustment as set forth in the Plan. The Option Price shall be $[            ] per Share. The Options are intended to be nonqualified stock options, and are not intended to be treated as an option that complies with Section 422 of the Code.

3. Vesting of the Options.

(a) Vesting of the Time Option. Subject to the Participant’s continued Employment, the Time Option shall vest and become exercisable with respect to twenty percent (20%) of the Shares subject to such Time Option on each of the first five anniversaries of the April 2, 2007. Notwithstanding the foregoing, in the event of a Change in Control, the Time Option shall, to the extent not then vested or previously forfeited or cancelled, become fully vested and exercisable.

(b) Vesting of the Performance Option.

(i) In General. Subject to the Participant’s continued Employment, twenty percent (20%) of the Shares subject to the Performance Option shall vest and become exercisable in any year where the EBITDA Target set forth on Schedule B (the “EBITDA Target”) for such year is achieved or exceeded.

(ii) Catch-Up. Notwithstanding the foregoing, subject to the Participant’s continued Employment, if the portion of the Performance Option that is scheduled to vest in respect of a given Fiscal Year does not vest because the EBITDA Target is not achieved or exceeded in respect of such Fiscal Year (such Fiscal Year, an “EBITDA Target Missed Year”), then the portion of such Performance Option that would have vested during that year had such EBITDA Target been met shall remain unvested unless, in a subsequent year, the catch-up EBITDA Target (the “Cumulative EBITDA Target”) set forth on Schedule B is achieved, at which time the then current year’s and all prior years’ Shares subject to the Performance Option shall vest.

(iii) Upon a Change in Control that occurs prior to the Termination Date, that portion of the Performance Option that would become eligible for vesting during the year of such Change in Control (and all subsequent years) shall automatically become subject to the vesting terms for the Exit Options, as described in Section 3(c) hereof.

(c) Vesting of the Exit Option. Subject to the Participant’s continued Employment, the Exit Option shall vest on the occurrence, if any, of a Liquidity Event in which Sponsor shall have received, in respect of its direct or indirect equity investment in the Company, cash or property (excluding securities of the Company or its Affiliates) resulting in a 20% annual Internal Rate of Return (or, if the Liquidity Event occurs (x) on or before the April 2, 2008, a 40% annual Internal Rate of Return or (y) after April 2, 2008 but on or before the April 2, 2009, a 30% annual Internal Rate of Return). Non-cash property received by the Sponsor shall be discounted 10% from its Fair Market Value (unless such property is actually distributed to the ultimate limited partners of the Sponsor, in which case the property will be valued using the same methods the Sponsor uses for purposes of calculating the Internal Rate of Return for its ultimate limited partners).

(d) Termination of Employment. If the Participant’s Employment terminates for any reason, the Option, to the extent not then vested and exercisable, shall be immediately canceled by the Company without consideration.

4. Exercise of Options.

(a) Period of Exercise. Subject to the provisions of the Plan and this Agreement, the Participant may exercise all or any part of the Vested Portion of an Option at any time prior to the Expiration Date. Notwithstanding the foregoing, if the Participant’s Employment terminates prior to the Expiration Date, the Vested Portion of an Option shall remain exercisable for the period set forth below:

(i) Death or Disability. If the Participant’s Employment is terminated due to the Participant’s death or Disability, the Participant may exercise the Vested Portion of an Option for a period ending on the earlier of (A) one year following such termination of Employment and (B) the Expiration Date;

(ii) Termination by the Company for Cause. If the Participant’s Employment is terminated by the Company for Cause, the Vested Portion of an Option shall immediately terminate in full and cease to be exercisable.

(iii) Termination Other than for Cause or Due to Death or Disability. If the Participant’s Employment is terminated other than by the Company for Cause or due to death or Disability, the Participant may exercise the Vested Portion of an Option that became vested on or prior to the date of termination for a period ending on the earlier of (A) 90 days following such termination of Employment and (B) the Expiration Date.

(b) Method of Exercise.

(i) Subject to Section 4(a) of this Agreement and Section 6(c) of the Plan, the Vested Portion of an Option may be exercised by delivering to the Company at its principal office written notice of intent to so exercise; provided that, the Option may be exercised with respect to whole Shares only. Such notice shall specify the number of Shares for which the Option is being exercised and shall be accompanied by payment in full of the Option Price. The payment of the Option Price may be made at the election of the Participant (i) in cash or its equivalent (e.g., by check), (ii) in Shares having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased and satisfying such other requirements as may be imposed by the Committee; provided, that such Shares have been held by the Participant for more than six months (or such other period as established from time to time by the Committee in order to avoid adverse accounting treatment applying generally accepted accounting principles), (iii) partly in cash and partly in such Shares, (iv) if there is a public market for the Shares at such time, to the extent permitted by the Committee and subject to such rules as may be established by the Committee, through the delivery of irrevocable instructions to a broker to sell

Shares obtained upon the exercise of the Option and to deliver promptly to the Company an amount out of the proceeds of such sale equal to the aggregate option price for the Shares being purchased, or (v) using a net settlement mechanism whereby the number of shares delivered upon the exercise of the option will be reduced by a number of shares that has a Fair Market Value equal to the Option Price, provided that the Participant tenders cash or its equivalent to pay any applicable withholding taxes. No Participant shall have any rights to dividends or other rights of a stockholder with respect to Shares subject to an Option until the Participant has given written notice of exercise of the Option, paid in full for such Shares and, if applicable, has satisfied any other conditions imposed by the Committee pursuant to the Plan.

(ii) Notwithstanding any other provision of the Plan or this Agreement to the contrary, absent an available exemption to registration or qualification, an Option may not be exercised prior to the completion of any registration or qualification of an Option or the Shares under applicable state and federal securities or other laws, or under any ruling or regulation of any governmental body or national securities exchange that the Committee shall in its sole discretion determine to be necessary or advisable.

(iii) Upon the Company’s determination that an Option has been validly exercised as to any of the Shares, the Company shall issue certificates in the Participant’s name for such Shares. However, the Company shall not be liable to the Participant for damages relating to any delays in issuing the certificates to the Participant, any loss by the Participant of the certificates, or any mistakes or errors in the issuance of the certificates or in the certificates themselves.

(iv) In the event of the Participant’s death, the Vested Portion of an Option shall remain exercisable by the Participant’s executor or administrator, or the person or persons to whom the Participant’s rights under this Agreement shall pass by will or by the laws of descent and distribution as the case may be, to the extent set forth in Section 4(a) of this Agreement. Any heir or legatee of the Participant shall take rights herein granted subject to the terms and conditions hereof.

(v) As a condition to the exercise of any Option evidenced by this Agreement, the Participant shall execute the Securityholders Agreement and the Subscription Agreement.

5. Certain Sales of Shares Upon Termination of Employment.

(a) Put Right.

(i) If the Participant’s Employment terminates due to the Disability or death of the Participant prior to the earlier of (x) an initial Public Offering or (y) a Change of Control, the Participant and the Participant’s Permitted Transferees (hereinafter sometimes collectively referred to as the “Participant Group”) shall have the right to sell to the Company, and the Company shall be required to purchase, on one occasion from each member of the Participant Group, all (but not less than all) of the Shares then held by the Participant Group as a result of the exercise of any Option, at a price per Share equal to the Fair Market Value of each Share (measured as of the repurchase date); provided that in any case the Board shall have the right, in its sole discretion, to increase the foregoing purchase price. In order to exercise its rights with respect to the Shares pursuant to this Section 5(a), the Participant Group shall also be required to simultaneously exercise any similar rights it may have with respect to any other Shares of the Company held by the Participant Group in accordance with the terms of the agreements pursuant to which such other Shares were purchased from the Company.

(ii) If the Participant Group desires to exercise its right to require the Company to repurchase Shares pursuant to Section 5(a), the members of the Participant Group shall send one written notice to the Company setting forth such members’ intention to collectively sell all of their Shares pursuant to Section 5(a) and which notice must be received within between 185 and 365 days after the later of the Termination Date and the date the Participant received the Shares subject to the notice. The notice shall include the signature of each member of the Participant Group. Subject to the provisions of Section 6(a), the closing of the purchase shall take place at the principal office of the Company on a date specified by the Company no later than the 60th day after the giving of such notice.

(b) Call Rights.

(i) If the Participant’s Employment terminates or if the Participant engages in “Competitive Activity” (as defined in Section 7 of this Agreement), the Company shall have the right and option to purchase, and each member of the Participant Group shall be required to sell to the Company, any or all of such Shares then held by such member of the Participant Group, at a price per Share equal to the applicable purchase price determined as follows:

(A) Death or Disability; Termination without Cause. If the Participant’s Employment is terminated due to the Disability or death of the Participant, the purchase price per Share will be the Fair Market Value (measured as of the repurchase date).

(B) Termination for Cause. If the Participant’s Employment is terminated by the Company or any of its Affiliates or Subsidiaries for Cause, or if the Participant engages in a Competitive Activity, the purchase price per Share will be the lesser of (A) Fair Market Value (measured as of the repurchase date) and (B) the price per Share paid by the Participant to acquire such Shares.

(C) Voluntary Termination. If the Participant’s Employment is terminated by the Participant for any other reason not set forth in Section 5(b)(i)(A) or (B), the purchase price per Share will be:

(1) if the Employment terminates on or after April 2, 2010, the purchase price per Share will be the Fair Market Value (measured as of the repurchase date); and

(2) if the Employment terminates prior to April 2, 2010, the purchase price per Share will be the lesser of (A) Fair Market Value (measured as of the Termination Date) and (B) the price per Share paid by the Participant to acquire such Shares;

provided that in any case the Board shall have the right, in its sole discretion, to increase any purchase price set forth above.

(ii) If the Company desires to exercise its right to purchase Shares pursuant to this Section 5, the Company shall, not later than 210 days after the later of the Termination Date and the date the Participant received the Shares subject to the notice, send written notice to each member of the Participant Group of its intention to purchase Shares, specifying the number of Shares to be purchased (the “Call Notice”). The closing of the purchase shall take place at the principal office of the Company on a date specified by the Company no later than the 30th day after the giving of the later of the Call Notice.

(iii) Notwithstanding the foregoing, if the Company elects not to exercise one of its options to purchase Shares pursuant to this Section 5, Peak Holdings LLC or the Sponsor may elect to purchase such Shares on the same terms and conditions set forth in this Section 5 by providing written notice to each member of the Participant Group of its intention to purchase Shares within 30 days after the expiration of the Company’s 210 day call window following the Termination Date.

(c) Obligation to Sell Several. If there is more than one member of the Participant Group, the failure of any one member thereof to perform its obligations hereunder shall not excuse or affect the obligations of any other member thereof, and the closing of the purchases from such other members by the Company shall not excuse, or constitute a waiver of its rights against, the defaulting member.

6. Certain Limitations on the Company’s Obligations to Purchase Shares.

(a) Deferral of Purchases. (a) Notwithstanding anything to the contrary contained herein, the Company shall not be obligated to purchase any Shares at any time pursuant to Section 5, regardless of whether it has delivered a notice of its election to purchase any such Shares, (i) to the extent that the purchase of such Shares or the payment to the Company or one of its Subsidiaries of a cash dividend or distribution by a Subsidiary of the Company to fund such purchase (together with any other purchases of Shares pursuant to Section 5 or pursuant to similar provisions in agreements with other employees of the Company and its Subsidiaries of which the Company has at such time been given or has given notice and together with cash dividends and distributions to fund such other purchases) would result (A) in a violation of any law, statute, rule, regulation, policy, order, writ, injunction, decree or judgment promulgated or entered by any federal, state, local or foreign court or governmental authority applicable to the Company or any of its Subsidiaries or any of its or their property or (B) after giving effect thereto, in a Financing Default, or (ii) if immediately prior to such purchase there exists a Financing Default which prohibits such purchase, dividend or distribution. The Company shall, within fifteen days of learning of any such fact, so notify the members of the Participant Group that it is not obligated to purchase Shares hereunder.

(ii) Notwithstanding anything to the contrary contained in Section 5, any Shares which a member of the Participant Group has elected to sell to the Company or which the Company has elected to purchase from members of the Participant Group, but which in accordance with Section 6(a) are not purchased at the applicable time provided in Section 5, shall be purchased by the Company for the applicable purchase price, together with interest thereon as provided in Section 6(b), within ten days after the date that payment for such Shares (and related dividends and distributions) is no longer prohibited under Section 6(a)(i), and the Company shall give the members of the Participant’s Group five days’ prior notice of any such purchase.

(b) Payment for Shares. If at any time the Company elects or is required to purchase any Shares pursuant to Section 5, the Company shall pay the purchase price for the Shares it purchases (i) first, by the cancellation of any indebtedness, if any, owing from the Participant to the Company or any of its Subsidiaries (which indebtedness shall be applied pro rata against the proceeds receivable by each member of the Participant Group receiving consideration in such repurchase) and (ii) then, by the Company’s delivery of a check or wire transfer of immediately available funds for the remainder of the purchase price, if any, against delivery of the certificates or other instruments representing the Shares so purchased, duly endorsed; provided that if any of the conditions set forth in Section 6(a) exists which prohibits such cash payment (either directly or indirectly as a result of the prohibition of a related cash dividend or distribution), the portion of the cash payment so prohibited may be made, to the extent such payment is not prohibited, by the Company’s delivery of a junior subordinated promissory note (which shall be subordinated and subject in right of payment to the prior payment of any debt outstanding under the Senior Financing Agreements and any modifications, renewals, extensions, replacements and refunding of all such indebtedness) of the Company (a “Junior Subordinated Note”) in a principal amount equal to the balance of the purchase price, payable (x) in the event of a termination of employment referenced in Section 5(b)(i)(A) or (C), within ten days after the conditions set forth in Section 6(a) no longer exist, but maturing in all events not later than the fifth anniversary of the date of issuance thereof, or (y) in the event of a termination of employment referenced in Section 5(b)(i)(B), on the fifth anniversary of the issuance thereof, and bearing interest payable (and compounded to the extent not so paid) as of the last day of each calendar quarter at the prime rate as reported from time to time in The Wall Street Journal (electronic edition), less two hundred basis points, and all such accrued and unpaid interest payable on the date of the payment of principal (or, if applicable, the last installment of principal), with payments to be applied in the order of: first to any enforcement costs incurred by the Participant or the Participant Group, second to interest and third to principal. Subject to the conditions on payment under Section 6(a), the Company shall use its best efforts to repurchase Shares pursuant to Section 5(a), Section 5(b)(i)(A) or (C) with cash and/or to prepay any Junior Subordinated Notes issued in connection with a repurchase of Shares pursuant to Section 5(a), Section 5(b)(i)(A) or (C). The Company shall have the right set forth in clause (i) of the first sentence of this Section 6(b) whether or not the member of the Participant Group selling such Shares is an obligor of the Company. Any Junior Subordinated Note (including interest accrued thereon) shall become immediately payable upon a Change of Control from net cash proceeds, if any, payable to the Company or its Shareholders, in priority over any payments to Shareholders;

provided, to the extent that sufficient net cash proceeds are not so payable, the Junior Subordinated Note shall be cancelled in exchange for such other non-cash consideration distributable to Shareholders in the Change of Control, in priority over such distributions of non-cash consideration distributable to Shareholders, having a Fair Market Value equal to the principal of and accrued interest on the Junior Subordinated Note. Any Junior Subordinated Note (including interest accrued thereon) also shall become immediately payable upon the consummation of an initial Public Offering, in priority over any proceeds receivable upon a sale or redemption of Shares (or shares received upon the redemption or conversion of Shares) of Shareholders in connection with such initial Public Offering. The principal of and accrued interest on any such Junior Subordinated Note issued following an election under Section 5(a)(i)(B) may be prepaid in whole or in part at any time at the option of the Company (it being understood that the principal and interest on such Junior Subordinated Note issued following an election under Section 5(a)(i), other than Section 5(a)(i)(B), shall be paid within ten days after the restrictions under Section 6(a) no longer exist). To the extent that the Company is prohibited from paying accrued interest, that is required to be paid on any Junior Subordinated Note prior to maturity, due to the existence of any of the conditions set forth in Section 6(a)(i) or (ii), such interest shall be cumulated, compounded calendar quarterly, and accrued until and to the extent that such prohibition no longer exists, at which time such accrued interest shall be immediately paid.

7. Noncompetition; Nonsolicitation; Confidentiality.

To the extent that the Participant and the Company (or an Affiliate of the Company) is a party to an employment agreement with the Company containing noncompetition, nonsolicitation, noninterference or confidentiality restrictions (or two or more such restrictions), those restrictions and related enforcement provisions under such employment agreement shall govern and the following provisions of this Section 7 shall not apply.

(a) Competitive Activity.

(i) The Participant shall be deemed to have engaged in “Competitive Activity” if, during the period commencing on the date hereof and ending on the date that is 12 months after the date the Participant’s employment with the Company and its Subsidiaries is terminated (the “Restricted Period”), the Participant, whether on the Participant’s own behalf or on behalf of or in conjunction with any other person or entity, directly or indirectly violates any of the following prohibitions:

(A) During the Restricted Period, the Participant will not solicit or assist in soliciting in a Competitive Business (as defined below) the business of any client or prospective client:

(1) with whom the Participant had personal contact or dealings on behalf of the Company during the one-year period preceding the Participant’s termination of employment;

(2) with whom employees directly reporting to the Participant (or the Participant’s direct reports) have had personal contact or dealings on behalf of the

Company during the one year immediately preceding the Participant’s termination of employment; or

(3) for whom the Participant had direct or indirect responsibility during the one year immediately preceding the Participant’s termination of employment.

(B) During the Restricted Period, the Participant will not directly or indirectly:

(1) engage in any business that is engaged in, or has plans to engage in, at any time during the Restricted Period, any activity that competes in the business of manufacturing and marketing food products that directly compete with the core brands of the Company as of the Termination Date (and for such purpose, a “core brand” shall be any brand generating annual revenues in an amount equal to at least 10% of the Company’s annual revenues, in the fiscal year preceding the fiscal year of such Termination Date) in any geographical area that is within 100 miles from the Participant’s of any geographical area where the Company or its Affiliates manufactures and markets its products or services (a “Competitive Business”);

(2) enter the employ of, or render any services to, any Person (or any division or controlled or controlling affiliate of any Person) who or which engages in a Competitive Business;

(3) acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

(4) interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between the Company or any of its Affiliates and customers, clients, suppliers, partners, members or investors of the Company or its Affiliates.

(C) Notwithstanding anything to the contrary in this Agreement, the Participant may, directly or indirectly own, solely as an investment, securities of any Person engaged in a Competitive Business which are publicly traded on a national or regional stock exchange or on the over-the-counter market if the Participant (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(D) During the Restricted Period, the Participant will not, whether on the Participant’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:

(1) solicit or encourage any employee of the Company or its Affiliates to leave the employment of the Company or its Affiliates; or

(2) hire any such employee who was employed by the Company or its Affiliates as of the date of the Participant’s termination of employment with the Company or who left the employment of the Company or its Affiliates coincident with, or within 120 days (one year in the case of any such employee who reported directly to the Participant immediately preceding the Participant’s termination of employment (or the Participant’s direct reports)) prior to or after, the termination of the Participant’s employment with the Company.

(E) During the Restricted Period, the Participant will not, directly or indirectly, solicit or encourage to cease to work with the Company or its Affiliates any consultant then under contract with the Company or its Affiliates, is such action would result in the Company being disadvantaged.

Any solicitation or hiring, that the Participant is not personally involved in, of an employee or former employee of the Company through general advertising shall not, of itself, be a breach of this Section 7(a)(i)(E).

(ii) It is expressly understood and agreed that although the Participant and the Company consider the restrictions contained in this Section 7 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against the Participant, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein

(iii) The period of time during which the provisions of this Section 7 shall be in effect shall be extended by the length of time during which the Participant is in breach of the terms hereof as determined by any court of competent jurisdiction on the Company’s application for injunctive relief.

(b) Confidentiality.

(i) The Participant will not at any time (whether during or after the Participant’s employment with the Company) (x) retain or use for the benefit, purposes or account of the Participant or any other person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any person outside the Company (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information —including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals —

concerning the past, current or future business, activities and operations of the Company, its Subsidiaries or Affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior written authorization of the Board.

(ii) “Confidential Information” shall not include any information that is (i) generally known to the industry or the public other than as a result of the Participant’s breach of this covenant or any breach of other confidentiality obligations by third parties; (ii) made legitimately available to the Participant by a third party without breach of any confidentiality obligation; or (iii) required by law to be disclosed (including via subpoena); provided that the Participant shall give prompt written notice to the Company of such requirement of law, disclose no more information than is so required, and cooperate, at the Company’s cost, with any attempts by the Company to obtain a protective order or similar treatment.

(iii) Except as required by law, the Participant will not disclose to anyone, other than the Participant’s immediate family and legal or financial advisors, the existence or contents of this Agreement (unless this Agreement shall be publicly available as a result of a regulatory filing made by the Company or its Affiliates) or otherwise is disclosed by the Company to any unaffiliated party that is not under a restriction of confidentiality at least as restrictive as this restriction upon the Participant; provided, that the Participant may disclose to any prospective future employer any the termination notice provisions under any agreement between the Participant and the Company (or an Affiliate of the Company) and the provisions of this Sections 7 provided they agree to maintain the confidentiality of such terms.

(iv) Upon termination of the Participant’s employment with the Company for any reason, the Participant shall (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its Subsidiaries or Affiliates; (y) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in the Participant’s possession or control (including any of the foregoing stored or located in the Participant’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company, its Affiliates and Subsidiaries, except that the Participant may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information and his or her rolodex (or other physical or electronic address book); and (z) fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information not within the Participant’s possession or control of which the Participant is or becomes aware.

(c) Repayment of Proceeds. If the Participant engages in Competitive Activity or breaches the confidentiality provisions of Section 7(b), then the Participant shall be required to pay to the Company, within ten business days following the first date on which the Participant engages in such Competitive Activity or first breaches such provisions, an amount equal to the excess, if any, of (A) the aggregate after-tax proceeds (taking into account all amounts of tax that would be recoverable upon a claim of loss for payment of such proceeds in the year of repayment) the Participant received upon the sale or other disposition of, or distributions in respect of, the Participant’s Units over (B) the aggregate Cost of such Units.

8. No Right to Continued Employment. Neither the Plan nor this Agreement shall be construed as giving the Participant the right to be retained in the employ of, or in any consulting relationship to, the Company or any Affiliate. Further, the Company or any Affiliate may at any time dismiss the Participant or discontinue any consulting relationship, free from any liability or any claim under the Plan or this Agreement, except as otherwise expressly provided herein.

9. Legend on Certificates. The certificates representing the Shares purchased by exercise of an Option shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are listed or quoted or market to which the Shares are admitted for trading and, any applicable federal or state or any other applicable laws and the Company’s Certificate of Incorporation and Bylaws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

10. Transferability. An Option may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance. No such permitted transfer of the an Option to heirs or legatees of the Participant shall be effective to bind the Company unless the Committee shall have been furnished with written notice thereof and a copy of such evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions thereof. During the Participant’s lifetime, an Option is exercisable only by the Participant.

11. Withholding. The Participant may be required to pay to the Company or any Affiliate and the Company or its Affiliates shall have the right and are authorized to withhold any applicable withholding taxes in respect of an Option, its exercise, or any payment or transfer under or with respect to an Option and to take such other action as may be necessary in the opinion of the Committee to satisfy all obligations for the payment of such withholding taxes. The Participant may elect to pay any or all of such withholding taxes as provided in Section 4 of the Plan.

12. Securities Laws. Upon the acquisition of any Shares pursuant to the exercise of an Option, the Participant will make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Agreement.

13. Notices. Any notice under this Agreement shall be addressed to the Company in care of its Treasurer and a copy to the General Counsel, each copy addressed to the principal Participant office of the Company and to the Participant at the address appearing in the personnel records of the Company for the Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflicts of laws.

15. Options Subject to Plan, Securityholders Agreement. By entering into this Agreement the Participant agrees and acknowledges that, upon exercise of an Option and prior to receipt of Shares, the Participant will be required to become a party to the Securityholders Agreement. The Participant further acknowledges that the Participant has received and read a copy of the Plan and the Securityholders Agreement. An Option and the Shares received upon exercise of an Option are subject to the Plan and the Securityholders Agreement. The terms and provisions of the Plan and the Securityholders Agreement, as each may be amended from time to time are hereby incorporated by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan or the Securityholders Agreement, the applicable terms and provisions of the Plan or the Securityholders Agreement will govern and prevail. In the event of a conflict between any term or provision of the Plan and any term or provision of the Securityholders Agreement, the applicable terms and provisions of the Securityholders Agreement will govern and prevail.

16. Amendment. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate this Agreement, but no such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination shall materially adversely affect the rights of the participant hereunder without the consent of the Participant.

17. Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

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IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto.

CRUNCH HOLDING CORP.

By

Its

[INSERT NAME OF PARTICIPANT]

Schedule A

The number of Shares subject to each Option is set forth below:

Time Option:

Performance Option:

Exit Option:

Schedule B

EBITDA Targets

Fiscal Year	EBITDA Target*	Cumulative EBITDA Target
	(dollars in millions)	(dollars in millions)

*	The EBITDA Target shall not be charged with any severance expense or cost in connection with the Acquisition that is not projected as of the consummation of the Acquisition.

EBITDA with respect to any fiscal period shall be as determined in good faith by the Board. EBITDA Targets and Cumulative EBITDA Targets will be adjusted from time to time by the Board as it deems necessary in light of acquisitions, dispositions and other transactions that impact the Company’s operations.